Exhibit 10.48

CAPSTONE TURBINE CORPORATION
SEVERANCE PAY PLAN AND
SUMMARY PLAN DESCRIPTION

Amended and Restated February 1, 2010

ARTICLE I
INTRODUCTION

Capstone Turbine Corporation (the “Company”) established, effective May 1, 2002, the Capstone Turbine Corporation Severance Pay Plan (the “Plan”), to provide severance pay benefits for eligible employees whose employment is involuntarily terminated without cause, subject to the terms of the Plan.  The Plan was subsequently amended on February 4, 2003 and on October 9, 2003 and on January 1, 2009, and the Company desires to amend and restate the Plan, effective February 1, 2010.  This document serves as both the Plan document and the summary plan description of the Plan.  This restated Plan replaces and supercedes the Plan prior to the effective date of the restatement.  The purpose of this Plan is to assist employees in their transition to finding new employment.  Benefits paid to an employee hereunder are not earned or otherwise accrued by an employee.

ARTICLE II
PARTICIPATION IN THE PLAN

Regular full-time employees of the Company or its subsidiaries whose employment is involuntarily terminated under conditions described in Article III (“Eligible Employees”) will be eligible for benefits upon satisfaction of the terms and conditions described in this Plan.  For purposes of eligibility, a regular full-time employee is an employee who is a resident of the United States and is regularly scheduled to work at least 30 hours per week.  It does not include (i) employees who are designated by the Company as temporary, seasonal or intern, or (ii) individuals who provide services under an employee lease agreement, “leased employees” (defined in section 414(n) of the Internal Revenue Code) or independent contractors.  Employees of the Company who are eligible for severance under another Company plan or employment agreement are not eligible to receive duplicate benefits under this Plan.

ARTICLE III
BENEFIT ELIGIBILITY

An Eligible Employee may receive benefits under this Plan only if the Company terminates his/her employment without “Cause” and the Eligible Employee satisfies all conditions and covenants provided in the Plan.  For purposes of this Plan, “Cause” shall mean violation of company policy, fraud, willful malfeasance (or similar wrongful acts) or continuing neglect of job duties following notice of such neglect.

Benefits are conditioned on a loss of employment with the Company and its successors.  An individual shall not be eligible for benefits if, following termination of employment that is in connection with a “Change in Business,” he/she becomes employed or is offered employment by a successor to the Company in a position that is substantially similar to the position he/she had with the Company at the time of termination of employment.  A Change in Business is the sale or transfer of all or a portion of the assets or stock or a merger of Capstone or related companies, or the Company’s cessation of conducting certain business activities that are formally or informally transferred to another organization.

You will be notified if you are eligible for benefits due to a reduction in force or job elimination.  However, you will not be an Eligible Employee and not entitled to benefits under the Plan if you are offered and do not accept a reasonable reassignment to another position with the Company following such reduction or elimination.

Benefits are not provided in the event of voluntary resignation, termination for Cause, death or disability.

ARTICLE IV
SEVERANCE BENEFIT

If you are eligible for benefits under Article III, your severance benefits will be calculated under Section 4.01, but subject to forfeiture under Section 4.07 or adjustment under Section 4.08.

Section 4.01.  Severance Benefit Formula.  If you execute the General Release & Separation Agreement, as required in Section 4.04, you will receive the severance benefit described in the Severance Benefit Formula Addendum that applies to your job classification.

Section 4.02.  Payment.  Each week of severance pay is equivalent to the weekly compensation regularly paid to you at the time your employment terminates, excluding any overtime pay, bonuses and imputed income.  The severance pay benefit will be paid in the same manner as the Company’s regular payroll practices during the severance period.  Employees will also be paid for any unused vacation time, as defined in the Company’s vacation policy, determined as of the termination date, which payment shall be made no later than required by applicable state law.

All other accruals, benefits and perquisites will cease upon termination of employment except to the extent of continuation coverage that may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985 or other applicable law.

Section 4.03.  General Release & Separation Agreement.  To receive benefits calculated under Section 4.01, you must sign a “General Release & Separation Agreement” in the form prescribed by the Plan Administrator.  If you do not sign the “General Release & Separation Agreement,” you will receive no severance benefits.  The General Release & Separation Agreement will include a release and waiver satisfactory to Company.

Section 4.04.  Company Benefit Plans.  Participation in this Plan is not intended to alter any benefits you are entitled to receive under any other benefit plans maintained by the Company, except as is expressly provided in such plans and in Section 4.08.  Those benefits will continue to be determined by the terms of those plans.  For more information, please refer to the plan documents and summary plan descriptions for those plans.

Section 4.05.  Non-Alienation Of Benefit.  You may not, in any manner, sell, pledge, transfer, assign, encumber, or otherwise dispose of any severance pay benefit, either voluntarily or involuntarily, before you receive it, and any attempt to do so or to otherwise dispose of any right to benefits under this Plan will be void.

Section 4.06.  Application For Benefits.  To receive benefits under this Plan, you must notify Human Resources by executing and delivering to Human Resources the “General Release & Separation Agreement” by no later than the end of the time period set forth in the General Release & Separation Agreement.  If you do not receive a benefit to which you believe you are entitled, you may write to the Administrator at the address set forth in this document and state the benefit to which you believe you are entitled.  This writing will be considered a claim for benefits described in the section of this Plan entitled “How to Make a Claim For Benefits.”

Section 4.07.  Forfeiture.  Notwithstanding anything to the contrary set forth herein, any and all remaining severance benefits shall be forfeited and cease immediately upon:

(l)                                     Any breach of the terms set forth in the General Release & Separation Agreement;

(2)                                 Your rejection of an offer of re-employment with the Company in the same or an equivalent position; or

(3)                                 Your acceptance of re-employment with the Company.

Section 4.08.  No Duplication.  An employee of the Company may not receive severance benefits under the Plan and another arrangement with the Company.  Such an employee will only be entitled to the severance benefit that provides the employee with the greatest amount of severance pay.

ARTICLE V
PLAN AMENDMENT OR TERMINATION

The Company may terminate or amend the Plan in its sole discretion at any time by a written amendment that is authorized by the Company.  The Company’s authorization of an amendment must be evidenced by one of the following: (1) a resolution of the board of directors; (2) execution of the amendment by the Company’s chief executive officer, president or secretary; or (3) ratification of the amendment by either a resolution of the board of directors or written confirmation of ratification by the chief executive officer, president or secretary.  Notice of any amendment must be provided to or made available to the Administrator.  Oral amendments and modifications of this Plan are not effective.  All amendments and modifications must be in writing and signed as provided above to be effective.

ARTICLE VI
PLAN ADMINISTRATION AND SUMMARY OF INFORMATION

Plan Administrator

Except for those responsibilities specifically reserved to the Board herein, the Plan is administered by the “Administrator.” The Administrator is the individual or committee of individuals designated from time to time by the Company to administer the Plan.  In the absence of such designation, the Company shall be the Administrator.  The Administrator may delegate any of its duties or authorities to any person or entity.  The Administrator has absolute discretion to make all decisions under the Plan, including making determinations about eligibility for and the amounts of benefits payable under the Plan and interpreting all Plan provisions.  All decisions of the Administrator are final, binding and conclusive.

How to Make a Claim for Benefits

If severance benefits are not automatically paid upon a payment event, an Eligible Employee may file a request for benefits in writing with the Administrator.  Failure to timely submit an application for benefits in writing will result in a loss of Plan benefits.  You may not assign your benefits.  Any attempted assignment is void.

If an individual’s claim for Benefits is denied, the Administrator will furnish written notice of denial to the individual (“Claimant”) within 90 days of the date the claim is received, unless special circumstances require an extension of time for processing the claim.  This extension will not exceed 90 days, and the Claimant must receive written notice stating the grounds for the extension and the length of the extension within the initial 90-day review period.  If the Administrator does not provide written notice, the Claimant may deem the claim denied and seek review according to the appeals procedures set forth below.

1.                                      The notice of denial to the Claimant shall state:

(a)                                 The specific reasons for the denial;

(b)                                 Specific references to pertinent provisions of the Plan on which the denial was based;

(c)                                  A description of any additional material or information needed for the Claimant to perfect his or her claim and an explanation of why the material or information is needed;

(d)                                 A statement that the Claimant may request a review upon written application to the Administrator, review pertinent Plan documents, and submit issues and comments in writing and that any appeal that the Claimant wishes to make of the adverse determination must be in writing to the Administrator within 60 days after the Claimant receives notice of denial of benefits; and

(e)                                  The name and address of the Administrator to which the Claimant may forward an appeal.  The notice may state that failure to appeal the action to the Administrator in writing within the 60-day period will render the determination final, binding and conclusive.

2.                                      If the Claimant appeals to the Administrator, the Claimant or his or her authorized representative may submit in writing whatever issues and comments he or she believes to be pertinent.  The Administrator shall reexamine all facts related to the appeal and make a final determination of whether the denial of benefits is justified under the circumstances.  The Administrator shall advise the Claimant in writing of:

(a)                                 The Administrator’s decision on appeal.

(b)                                 The specific reasons for the decision.

(c)                                  The specific provisions of the Plan on which the decision is based.

Notice of the Administrator’s decision shall be given within 60 days of the Claimant’s written request for review, unless additional time is required due to special circumstances.  In no event shall the Administrator render a decision on an appeal later than 120 days after receiving a request for a review.

Additional Information

Benefits are paid out of the general assets of the Company.  The Company may, in its discretion establish a “grantor trust” to fund the payment of Benefits.  Otherwise, this Plan does not give an Eligible Employee any rights to any particular assets of the Company.  Cash amounts paid under a severance plan are generally considered taxable income to the recipient.

ERISA Rights

Participant in the Plan are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants shall be entitled to:

•                  Examine, without charge, at the Plan Administrator’s office and at other specified locations, all Plan documents, including insurance contracts, and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

•                  Obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator.  The Plan Administrator may make a reasonable charge for the copies.

•                  Receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan.  The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under this Plan or from exercising your rights under ERISA.  If a claim for a Benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, and you have exhausted all administrative remedies provided herein and ERISA, you may tile suit in a federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court.  The court will decide who should pay court costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

Summary of Plan Information

Name of Plan:	Capstone Turbine Corporation Severance Pay Plan

Company Address:	Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, CA 91311

Who Pays for the Plan:	The cost of the Plan is paid entirely by the Company.

The Company’s Employer Identification No.: 95-4180883

Plan Number: 506

Plan Year: January 1 to December 31

Plan Administrator:	Administrator of the Severance Pay Plan
c/o Clarice Hovsepian
Capstone Turbine Corporation
21211 Nordhoff Street
Chatsworth, CA 91311

(818) 734-5300

Agent for Service of Legal Process on the Plan:  Chief executive officer of the Company or the Plan Administrator.

IN WITNESS WHEREOF, the undersigned officer of Capstone Turbine Corporation has executed this Severance Pay Plan on this 15th day of February, 2010, to be effective the 1st day of February, 2010.

CAPSTONE TURBINE CORPORATION

/s/ Darren Jamison
Darren Jamison
President & CEO

Severance Benefit Formula Addendum

General

The Severance Benefit Formula in Section 4.01 is calculated as follows for Eligible Employees who are not classified by the Company as a Director, Vice President or Executive at the time of termination of employment: each such Eligible Employee will receive one (1) week of severance pay for each full year of service with the Company as an Eligible Employee (except for years of service for which severance benefits have previously been paid by Company) for the period ending on the date of termination; provided, however, that benefits will not be less than two (2) weeks of severance pay, or more than twelve (12) weeks of severance pay.

A “Director” is an employee of the Company who reports directly to an Executive or Vice President of the Company and makes at least $85,000 in annual base salary.  An “Executive” is an employee of the Company who reports directly to the Chief Executive Officer of the Company.  A “Vice President” is any Vice President of the Company who does not report directly to the Chief Executive Officer of the Company.

Severance Benefit Formula Addendum

Directors

The Severance Benefit Formula in Section 4.01 is calculated as follows for Eligible Employees who are classified by the Company as Directors at the time of termination of employment: each such Eligible Employee will receive two (2) weeks of severance pay for each full year of service with the Company as an Eligible Employee (except for years of service for which severance benefits have previously been paid by Company) for the period ending on the date of termination; provided, however, that benefits will not be less than two (2) weeks of severance pay, or more than twelve (12) weeks of severance pay.

A “Director” is an employee of the Company who reports directly to an Executive or Vice President of the Company and makes at least $85,000 in annual base salary.  An “Executive” is an employee of the Company who reports directly to the Chief Executive Officer of the Company.  A “Vice President” is any Vice President of the Company who does not report directly to the Chief Executive Officer of the Company.

Severance Benefit Formula Addendum

Vice Presidents

The Severance Benefit Formula in Section 4.01 is calculated as follows for Eligible Employees who are classified by the Company as Vice Presidents at the time of termination of employment: each such Eligible Employee will receive twelve (12) weeks of severance pay.  The severance plan also includes COBRA reimbursement for a period of three (3) months.

A “Vice President” is any Vice President of the Company who does not report directly to the Chief Executive Officer of the Company.

Severance Benefit Formula Addendum

Executives

The Severance Benefit Formula in Section 4.01 is calculated as follows for Eligible Employees who are classified by the Company as Executives at the time of termination of employment: each such Eligible Employee will receive twenty-six (26) weeks of severance pay.  The severance plan also includes COBRA reimbursement for a period of six (6) months.

An “Executive” is an employee of the Company who is or who reports directly to the Chief Executive Officer of the Company.